Exhibit 99.1

NEWS RELEASE

Phillips 66 Partners Announces $1.3 Billion Acquisition
Acquisition Includes 30 Phillips 66 Crude, Products, and NGL Logistics Assets

•	Expected to be immediately accretive to unitholders

•	Assets support Phillips 66’s Bayway, Billings, Borger and Ponca City refineries

•	Phillips 66 to enter into long-term minimum volume commitments

HOUSTON, Oct. 11, 2016 - Phillips 66 Partners LP (NYSE: PSXP) (the “Partnership”) has reached agreement with Phillips 66 (NYSE: PSX) to acquire 30 crude, refined products and natural gas liquids (NGL) logistics assets for total consideration of $1.3 billion. The Partnership plans to fund the acquisition with a combination of debt and $196 million in new PSXP units issued to Phillips 66, to be allocated proportionally between common units and general partner units allowing the general partner to maintain its 2 percent general partner interest. The transaction is anticipated to close this month, subject to satisfaction of customary closing conditions, and is expected to be immediately accretive to unitholders. Upon closing, the Partnership will be entitled to receive the cash earnings associated with the acquired assets as of Oct. 1, 2016.

The acquisition consideration reflects an approximate 8.7 times multiple based on the forecasted full year 2017 earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to the assets of approximately $150 million. In connection with the acquisition, Phillips 66 will enter into 10-year terminaling and throughput agreements that will include minimum volume commitments covering approximately 85 percent of forecasted volumes.

“As our largest dropdown acquisition to date, this represents a milestone for the Partnership and will provide additional fee-based income and diversity to our already strong midstream portfolio,” said Greg Garland, Phillips 66 Partners chairman and CEO. “We remain committed to maintaining a stable, fee-based, growing business model at Phillips 66 Partners, and are on track to deliver on our commitment to a five-year distribution compound annual growth rate of 30 percent through 2018.”

The transaction includes the following assets:

•	A crude pipeline and terminal system that provides crude supply for Phillips 66’s Ponca City Refinery, consisting of 503 miles of pipeline and 1.7 million barrels of storage;

•
A refined products and NGL pipeline and terminal system that provides product takeaway transportation services for Phillips 66’s Ponca City Refinery, consisting of 524 miles of pipeline and 1.7 million barrels of storage;

•
A crude pipeline and terminal system that provides crude supply for Phillips 66’s Billings Refinery, consisting of a 79 percent undivided interest in a 623-mile pipeline and 570,000 barrels of storage;

•
A refined products pipeline and terminal system that provides product takeaway transportation services for Phillips 66’s Billings Refinery, consisting of 342 miles of pipeline and 386,000 barrels of storage;

•	A refined products and NGL terminal system that provides storage services for Phillips 66’s Bayway Refinery, consisting of 2.0 million barrels of storage;

•	A crude pipeline and terminal system that provides crude supply for the Phillips 66-operated Borger Refinery, consisting of 1,089 miles of pipeline and 400,000 barrels of storage; and

•
A refined products pipeline and terminal system that provides product takeaway transportation services for the Phillips 66-operated Borger Refinery, consisting of 93 miles of pipeline, a 33 percent undivided interest in a 102-mile segment and a 54 percent undivided interest in a 19-mile segment of a 121-mile pipeline, a 50 percent interest in a 293-mile pipeline and 700,000 barrels of storage.

A detailed listing of these assets including names and maps is available on the Phillips 66 Partners website.

The terms of the transaction were approved by the board of directors of the general partner of Phillips 66 Partners, based on the approval and recommendation of its conflicts committee comprised solely of independent directors. The conflicts committee engaged Evercore to act as its financial advisor and Vinson & Elkins, L.L.P. to act as its legal counsel.

About Phillips 66 Partners
Headquartered in Houston, Texas, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets.

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CONTACTS

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

C.W. Mallon (investors)
832-765-2297
c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENTS

This press release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although Phillips 66 Partners believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond Phillips 66 Partners’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what Phillips 66 Partners anticipated, estimated, projected or expected. The key risk factors that may have a direct bearing on the forward-looking statements are the accuracy of our assumptions used to estimate the benefits to be realized from the acquisition, our ability to successfully complete the acquisition and integrate the assets into our operations, and other factors as described in the filings that Phillips 66 Partners makes with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described. All forward-looking statements in this release are made as of the date hereof and Phillips 66 Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes forecasted EBITDA. This is a non-GAAP financial measure. Forecasted EBITDA is based on the Partnership’s projections for the assets to be acquired. Forecasted EBITDA is included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry, as well as help facilitate an assessment of our assets' projected ability to generate sufficient cash flow to make distributions to our partners. Forecasted EBITDA is not presented as an alternative to the nearest GAAP financial measure, net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. We are unable to present a reconciliation of forecasted EBITDA to net income because certain elements of net income, including interest, depreciation and taxes, are not available. Together, these items generally result in EBITDA being significantly greater than net income.